Exhibit 4.16


                           REVOLVING CREDIT AGREEMENT



      THIS AGREEMENT is entered into as of September 1, 1995 between Piper Jaffray Companies Inc., a Delaware corporation ("Borrower"), and Premier Acceptance Corporation ("Lender").

      1.    Certain Definitions and Index to Definitions.

            A. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles and practices consistently applied.

            B. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings except as the context shall otherwise require:

            "Advance" shall mean an advance under the Revolving Credit described in Section 2.A hereof.

            "Agreement" means this Revolving Credit Agreement.

            "Base Rate" shall mean the broker call rate as set forth as "BKR" on page 5 of Dow Jones Telerate.

            "Credit Accommodation" shall refer to any extension of credit by Lender to Borrower hereunder, including the making of any Advance.

            "Documents" shall include this Agreement, the Revolving Credit Note, any amendments thereto, and any other documents or instruments heretofore, now or hereafter executed, pursuant to this Agreement or any of the aforesaid Documents.

            "Events of Default" shall have the meaning given to that term in
Section 9 hereof.

            "Indebtedness" of any Person shall mean all items of indebtedness which, in accordance with generally accepted accounting principles and practices, would be deemed a liability of such Person as of the date as of which indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

            "Lending Office" shall refer to Lender's office described in Section 13.D below.

            "Maximum Revolving Credit Commitment" shall be Three Million and no/100 Dollars ($3,000,000.00).

            "Obligations" shall mean and include all obligations of Borrower under this Agreement, the Revolving Credit Note, and all other loans, advances, debts, liabilities, obligations, letters of credit, or acceptance transactions, trust receipt transactions, or any other financial accommodations, owing by Borrower to Lender of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or arising hereafter including, without limitation, all interest, fees, charges, expenses, attorneys' fees, and accountants' fees chargeable to Borrower or incurred by Lender in connection with its dealings with Borrower.

            "Outstanding Balance" shall mean the aggregate amount, as shown on the books of the Lender, of any and all Advances to or on behalf of Borrower under the Revolving Credit whenever made, interest thereon and any and all other expenditures made by Lender pursuant to this Agreement outstanding at any one time.

            "Person" shall mean any entity, government, governmental agency or any other entity and whether acting in an individual, fiduciary or other capacity.

            "Revolving Credit" means the revolving credit facility described in
Section 2.A of this Agreement.

            "Revolving Credit Interest Rate" shall mean a variable rate equal to one-half percent (0.50%) per annum in excess of the Base Rate. Any change in the Revolving Credit Interest Rate shall be effective as of the date of any change in the Base Rate.

            "Revolving Credit Note" means that certain Revolving Promissory Note, dated as of the date hereof, in the amount of $3,000,000, including any amendment thereto.

            "Subsidiary" means any corporation or similar entity of which more than fifty percent (50%) of the outstanding stock having ordinary voting power (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Borrower and/or any subsidiary.

            "Termination Date" means the earlier of August 30, 2000 or the date on which the Lender elects to terminate this Agreement pursuant to the terms hereof.

      2.    Revolving Credit Facility.

            A. Advances; Borrowing Base. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender, upon the request of Borrower, shall from time to time advance to Borrower excess cash balances of Lender not needed in the immediate future for the operations of Lender.

            B. General. All Advances by Lender shall be made by inter company transfer.

            C. Maximum Revolving Credit Commitment. Notwithstanding the foregoing, the Outstanding Balance shall not exceed the Maximum Revolving Credit Commitment.

            D. Authorization for Advances. Lender is authorized to make Advances under the Revolving Credit upon (1) telephonic or other instructions received from anyone purporting to be an officer, employee or representative of Borrower; and (2) upon compliance with the Proceedures Relating to Transactions With Affiliates as adopted by Lender.

            E. Revolving Credit Note. All Advances made by the Bank under this Section 2 shall be evidenced by and repayable with interest at the Revolving Credit Interest Rate in accordance with the Revolving Credit Note.

      3.    Intentionally Ommitted.

      4.    Payments by Borrower.

            A. General. All payments hereunder shall be made by Borrower to Lender at the Lending Office, or at such other place as Lender may designate in writing.

            B.    Revolving Credit Payments.

                  (1) Borrower shall have the right to make payment at any time in reduction of the Outstanding Balance, in whole or in part, without premium or penalty; provided, however, any such payment shall be applied first to past-due interest and other charges due from Borrower to Lender, irrespective of any contrary instructions of Borrower. Any amount so repaid shall become available for future Advances subject to the terms and conditions of this Agreement.

                  (2) Borrower shall promptly pay, on demand by Lender, the Outstanding Balance.

                  (3) On the Termination Date, the entire Outstanding Balance shall be due and payable without demand or notice.

            C.    Interest on Revolving Credit.

                  (1) From the date hereof until termination of this Agreement, the Outstanding Balance shall accrue interest daily at a rate equal to the Revolving Credit Interest Rate; provided, however, that any Obligation not paid when due (whether pursuant to an Event of Default or otherwise, and before as well as after judgment) shall accrue interest daily at a rate equal to the Revolving Credit Interest Rate plus two percent (2.0%).

                  (2) Interest shall be due in arrears on the last day of each calendar quarter and shall be computed on the basis of a 360-day year for actual days elapsed.

      5.    Conditions Precedent.

            A. First Credit Accommodation. As conditions precedent to Lender's obligation to make the first Credit Accommodation available to
Borrower:

                  (1)   Borrower shall deliver, or cause to be delivered, to
Lender:

                        (a)   a duly executed copy of this Agreement;

                        (b)   the duly executed Revolving Credit Note;

                  (2) All acts, conditions, and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of the Documents to constitute the same legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws.

                  (3) All documentation shall be satisfactory in form and substance to Lender, and Lender shall have received any and all further information, documents and opinions which Lender may reasonably have requested in connection therewith, such documents, where appropriate, to be certified by proper authorities and officials of Borrower.

            B. All Credit Accommodations. As conditions precedent to Lender's obligation to make any Credit Accommodation available to Borrower, including any Advance, on the date such Credit Accommodation is requested:

                  (1) All representations and warranties of Borrower to Lender set forth herein or in any of the Documents shall be accurate and complete in all respects;

                  (2) The Outstanding Balance after giving effect to such Advance shall not exceed the Maximum Revolving Credit Committment; and
                  (3) There shall not exist an Event of Default or an event which with the giving of notice or passage of time, or both, would be an Event of Default.

            By making a request for a Credit Accommodation, Borrower represents and warrants the accuracy of the matters set forth in this paragraph B on and as of the date of such request.

      6. Representations and Warranties of Borrower. Borrower represents and warrants to Lender as follows:

            A. Capacity. Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in the jurisdictions in which its ownership of property or conduct of business legally requires such authorization, and has full power, authority, and legal right to own its properties and assets and to conduct its business as presently conducted or proposed to be conducted.

            B. Authority. Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of the Documents to be executed by Borrower. The execution, delivery and performance of such Documents have been duly authorized by all necessary action, and when duly executed and delivered, will be legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms.

            C. Compliance with Corporate Documents and Indebtedness. The execution and delivery of the Documents and compliance with their terms will not violate Borrower's Certificate of Incorporation or Bylaws or any provision of applicable law and will not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge, or encumbrance upon any properties of Borrower pursuant to, or constitute a default (with due notice or lapse of time or both) or result in an occurrence of an event pursuant to which any holder or holders of Indebtedness may declare the same due and payable.

            D. Litigation; Compliance with Laws. Except as heretofore disclosed by Borrower to Lender in writing, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower which, if adversely determined, could have a material adverse effect on Borrower. Borrower is not in default with respect to any applicable laws or regulations which affect the operations or financial condition of Borrower, nor is it in default with respect to any other writ, injunction, demand, or decree or in default under any indenture, agreement, or other instrument to which Borrower is a party or by which Borrower may be bound.

            E. Taxes. Borrower has filed or caused to be filed all tax returns which are required to be filed by it. Borrower has paid, or made provision for the payment of, all federal, state and local taxes which have or may have become due pursuant to said returns or otherwise or pursuant to an assessment received by Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed material tax assessment against it and no extension of time for the assessment of federal, state, or local taxes of Borrower is in effect or has been requested.

      7. Affirmative Covenants of Borrower. Until payment in full of the Obligations, Borrower agrees that:

            A. General. Borrower will (1) maintain accurate books and records concerning its business, (2) upon request, furnish to Lender such information, statements, lists of property and accounts, budgets, forecasts, or reports as Lender may reasonably request with respect to the business, affairs, and financial condition of Borrower, and (3) permit Lender or representatives thereof, upon reasonable notice to Borrower, to inspect the properties of Borrower and to inspect, audit, make copies of, and make extracts from the books or accounts of Borrower. Any inspection made by Lender shall be done during normal business hours and shall be accomplished in a manner so as to minimize disruption of Borrower's normal business activities.

            B.    Expenses.   Borrower will pay and save Lender harmless from
any and all liability with respect to any stamp or other taxes (other than Lender's income taxes) which may be determined to be payable in connection with the making of the Documents or any action of Lender with respect to the Revolving Credit

            C. Notice of Events. Borrower will at once give Lender written notice of any Event of Default or any event which with the giving of notice or passage of time, or both, would become an Event of Default.

            D. Other Debt. Borrower will promptly pay and discharge any and all Indebtedness when due, and lawful claims which, if unpaid, might become a lien or charge upon the property of Borrower, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained to the satisfaction of Lender for the eventual payment thereof in the event it is found that such Indebtedness is an Indebtedness payable by Borrower, and when such dispute or contest is settled and determined, will promptly pay the full amount then due.

            E. Cooperation. Borrower will execute and deliver to Lender any and all documents, and do or cause to be done any and all other acts reasonably deemed necessary by Lender, in its sole discretion, to effect the provisions and purposes of this Agreement.

            F. Change of Name, Location of Chief Place of Business or Collateral. Borrower will give Lender written notice immediately upon forming an intention to change (i) its name, (ii) the location of its chief place of business, or (iii) the location of any of the Collateral.

            G. Maintenance of Existence. Borrower will preserve and maintain its legal existence and all rights, privileges and franchises necessary or desirable in the normal conduct of its business, will conduct its business in an orderly, efficient and regular manner, and will comply with all applicable laws and regulations and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.

      8. Negative Covenants of Borrower. Until payment in full of the Obligations, without the prior written consent of Lender, Borrower shall not:

            A. Sale of Assets. Sell, abandon, or otherwise dispose of its assets except in the ordinary course of business.

            B. Consolidation, Merger, etc. Consolidate with, merge into, or sell (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person.

      9. Events of Default; Remedies. If one or more of the following events shall occur ("Events of Default" or an "Event of Default"):

            A. Borrower shall default in the payment of any interest or principal on the Revolving Credit Note and such default shall continue for five (5) days; or

            B. The Outstanding Balance shall exceed the Maximum Revolving Credit Amount; or

            C. Any representation or warranty made by Borrower (or any of its officers) in this Agreement or in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

            D. Borrower shall default in the performance, or breach, of any covenant or agreement of Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of thirty (30) days after Lender has given Borrower a written notice specifying such default or breach and requiring it to be remedied; or

            E. An order for relief shall be entered against Borrower by any United States Bankruptcy Court; or Borrower shall generally not pay its debts as they become due (within the meaning of 11 U.S.C. 303(h) as at any time amended or any successor statute thereto) or make an assignment for the benefit of creditors; or Borrower shall apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such custodian, receiver, trustee, or similar officer shall be appointed without the application or consent of Borrower and such appointment shall continue undischarged for a period of sixty
(60) days; or Borrower shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application, or otherwise) against Borrower and shall remain undismissed for a period of sixty (60) days; or any judgment, writ, warrant of attachment, execution, or similar process for the payment of money in excess of $100,000,000 shall be issued or levied against Borrower and such judgment, writ, or similar process shall not be released, vacated, or fully bonded within sixty (60) days after its issue or levy; or

            F. Borrower shall default under any evidence of Indebtedness of Borrower (other than to the Lender) or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture or other instrument, except defaults which are being contested by Borrower in good faith by appropriate proceedings; provided, however, that if such default under such evidence of Indebtedness, indenture or other instrument shall be cured by the Borrower, or waived by the holders of such Indebtedness, in each case as may be permitted by such evidence of Indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived;

            G. Borrower shall default under any of the Documents not otherwise specifically referenced in this Section 9, and any notice to Borrower provided for therein shall have been given and any grace period afforded to Borrower therein shall have expired;

THEN, automatically, at the option of Lender, Lender's obligation to make any Credit Accommodation available to Borrower shall terminate and all Obligations shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Lender may immediately enforce payment of all Obligations and exercise any and all other remedies granted to it at law, in equity, or otherwise.

      10. Disclaimer for Negligence. Lender shall not be liable for any claims, demands, losses or damages made, claimed or suffered by Borrower, excepting such as may arise through or may be caused by the Lender's gross negligence or willful misconduct, but specifically including any liability of the Lender to Borrower arising or claimed to have arisen out of Lender's ordinary negligence.

      11.   Limitation of Consequential Damage; Indemnification.

            A. Lender shall not be responsible for any lost profits of Borrower arising from any breach of contract, tort (excluding the Lender's gross negligence or willful misconduct), or any other wrong arising from the establishment, administration or collection of the Obligations evidenced hereby.

            B. With the exception of those claims arising out of Lender's negligence or willful misconduct, Borrower shall indemnify and hold Lender harmless from all losses, costs and expenses incurred by the Lender in connection with any claim brought against Lender arising out of (1) the transactions contemplated by this Agreement, (2) the Documents, or (3) the Collateral.

      12. Termination. This Agreement shall terminate on the Termination Date at which time the unpaid principal balance of the Outstanding Balance and all interest accrued thereon shall be immediately due and payable.

      13.   Miscellaneous.

            A. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No course of prior dealings between the parties, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein.

            B. No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder or under the Documents shall impair any right, power, or remedy which the Lender may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default under the Documents; nor shall any waiver of any breach or default of Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. The rights and remedies specified in the Documents are cumulative and not exclusive of each other or of any rights or remedies which Lender would otherwise have.

            C. Survival. All representations, warranties and agreements herein contained on the part of Borrower shall survive the making of advances hereunder and all such representations, warranties and agreements shall be effective so long as the Obligations arising pursuant to the terms of this Agreement remain unpaid or for such longer periods as may be expressly stated therein.

            D.    Notices.    Except as otherwise expressly provided herein,
all notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered by reputable overnight courier to the applicable party at its address indicated below:

            If to Borrower:   Piper Jaffray Companies Inc.
                                    Piper Jaffray Tower
                                    222 South Ninth Street
                                    Minneapolis, MN 55402
                                    Attention:  Chief Financial Officer

            If to the Lender: Premier Acceptance Corporation
                                    Piper Jaffray Tower
                                    222 South Ninth Street
                                    Minneapolis, MN 55402
                                    Attention:  President

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when deposited in the mails or delivered to the overnight courier, addressed as aforesaid, except that notices or requests to the Lender pursuant to any of the provisions of Section 2 shall not be effective until received by the Lender.

            E. Separability of Provisions. In the event that any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            F. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, provided, however, that Borrower may not transfer its rights to borrow under this Agreement without the prior written consent of Lender.

            G. Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such Counterpart.

            H. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

            I. Amendment and Waiver. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            J. Set-Off. Borrower agrees that Lender may exercise its rights of set-off upon the occurrence of any Event of Default with respect to the Obligations in the same manner as if the Obligations were unsecured.

            K. Plural. When permitted by the context, the singular includes the plural and vice versa.

            L. Retention of Records. Lender shall retain any documents, schedules, invoices or other papers delivered by Borrower only for such period as Lender, at its sole discretion, may determine necessary.

            M. Headings. Section and paragraph headings and numbers have been set forth for convenience only.

      14.   Jurisdiction and Venue.

            To induce Lender to enter into this Agreement, Borrower irrevocably agrees that, at Lender's option, all actions and proceedings in any way, manner or respect, arising out of, from or related to this Agreement or the Documents shall be litigated in local, state or federal courts located in Minneapolis, Minnesota, and Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said City and State. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender in accordance with this paragraph.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PIPER JAFFRAY COMPANIES INC.


                                          By /s/ Deborah K. Roesler
                                            Its Chief Financial Officer



                                    PREMIER ACCEPTANCE CORPORATION


                                          By /s/ Andrew S. Duff
                                            Its President

                            REVOLVING PROMISSORY NOTE

$3,000,000                                              Minneapolis, Minnesota

                                                     Dated:  September 1, 1995

                                                         Due:  August 30, 2000

For value received, the undersigned Piper Jaffray Companies Inc., a Delaware corporation, promises to pay to the order of Premier Acceptance Corporation (hereinafter called the Lender), on the Due Date set forth above, at its main office in Minneapolis, Minnesota or at any other place designated at any time in writing by the holder thereof, in lawful money of the United States of America, the principal sum of Three Million Dollars ($3,000,000), or so much thereof as is advanced and remains outstanding hereunder on the due date hereof, as shown by the Lender's liability record, together with interest (calculated on the basis of actual days elapsed and a 360-day year) on the unpaid principal hereof, from the date hereof until this Note is fully paid at an annual rate equal to 0.50% above the broker call rate of interest as set forth as "BKR" on page 5 of Dow Jones Telerate, each change in interest rate hereon to become effective on the day the corresponding change in the broker call rate becomes effective.

Interest shall be payable quarterly, on the last day of each of the months of March, June, September and December, commencing December, 1995, and at maturity. The undersigned may prepay this Note at any time without penalty.

This Note is the Revolving Note referred to in the Revolving Credit Agreement dated September 1, 1995 between the undersigned and Lender (the "Loan Agreement").

If interest hereon is not paid when due, or if Event of Default occurs and is continuing under the Loan Agreement, then, in any such event, the holder hereof may, at its option, declare this Note to be immediately payable, together with all unpaid interest accrued hereon, without notice or demand.

If this Note is not paid on the due date, the Lender shall have the right to set off the indebtedness evidenced by this Note against any indebtedness of the Lender to the undersigned.

The holder hereof may at any time renew this Note or extend its maturity date for any period and release any security for, or any party to, this Note, all without notice to or consent of and without releasing any accommodation maker, endorser or guarantor.

The undersigned agrees to pay all costs of collection, including attorneys' fees and legal expenses, in the event this Note is not paid when due whether suit is commenced or not, including costs and expenses in litigation, bankruptcy, or insolvency proceedings.

Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned.

This Note shall be governed by the substantive laws of the State of Minnesota, except insofar as the Lender may rely on the laws of the United States to justify the interest rate charged hereunder.

                                          PIPER JAFFRAY COMPANIES INC.


                                          By /s/ Deborah K. Roesler

                                          Its Chief Financial Officer